Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 12
dated January 30, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – February 17, 2006

Capital Protected Notes due February 23, 2010
Based on the Selected Performance of Four Indices

Offering Price	:	$1,000 per Note (100%)

Aggregate Principal Amount	:	$25,000,000

Basket of Underlying Indices	:	Underlying Index	Bloomberg Page	Initial Index Value

		S&P 500/Citigroup Growth Index	SGX	609.52
		S&P 500/Citigroup Value Index	SVX	674.10
		S&P SmallCap 600/Citigroup Growth Index	SMLG	249.82
		MSCI EAFE Index	MXEA	1745.96

Participation Rate	:	110%

Determination Dates	:	February 16, 2007, February 15, 2008, February 17, 2009 and February 17, 2010

Pricing Date	:	February 17, 2006

Settlement Date	:	February 23, 2006

Listing	:	None

CUSIP	:	61747Y394

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$8.00 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®,” “S&P ®,” “S&P 500®,” “S&P 500/Citigroup Growth,” “S&P 500/Citigroup Value,” “S&P SmallCap 600®” and “S&P SmallCap 600/Citigroup Growth” are trademarks of The McGraw-Hill Companies, Inc. and Citigroup, Inc. and have been licensed for use by Morgan Stanley. “MSCI®” and “EAFE®” are trademarks of Morgan Stanley Capital International and have been licensed for use by Morgan Stanley.

The Notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., Citigroup, Inc. or Morgan Stanley Capital International, and The McGraw-Hill Companies, Inc., Citigroup, Inc. and Morgan Stanley Capital International make no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 12 Dated January 30, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2005